Contact: Rob Jorgenson
724-465-5448

TO BE RELEASED
9:00 a.m. Tuesday, July 26, 2011

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.15 per share cash dividend at its regular meeting held July 25, 2011. The dividend is payable August 25, 2011 to shareholders of record on August 8, 2011. This dividend compares to a common stock dividend of $0.15 per share for the first quarter of 2011 and represents a 3.4 percent annualized yield using the July 22, 2011 closing price of $17.61.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 50 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties.  With assets of $4.1 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA.  For more information, visit http://www.stbancorp.com.